                                                                     Exhibit 2.2


                 LOSS AND UNEARNED PREMIUM RESERVE PORTFOLIO
                              REINSURANCE AGREEMENT

                                 BY AND BETWEEN

                           RELIANCE INSURANCE COMPANY

                             RELIANCE SURETY COMPANY

              RELIANCE NATIONAL INSURANCE COMPANY (EUROPE) LTD.



                                   (as Cedent)



                                       and



                      TRAVELERS CASUALTY AND SURETY COMPANY


                                 (as Reinsurer)


                               DATED May 31, 2000

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                 LOSS PORTFOLIO AND UNEARNED PREMIUM RESERVE
                         PORTFOLIO REINSURANCE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS........................................................1

   Section 1.1 "Administrative Services Agreement"...........................1
   Section 1.2 "Affiliates"..................................................1
   Section 1.3 "Applicable Law"..............................................2
   Section 1.4 "Assumed Reinsurance".........................................2
   Section 1.5 "Business"....................................................2
   Section 1.6 "Business Day"................................................2
   Section 1.7 "Closing".....................................................2
   Section 1.8 "Contractholder(s)"...........................................2
   Section 1.9 "Damages".....................................................2
   Section 1.10 "Effective Date".............................................2
   Section 1.11 "Excluded Liabilities".......................................2
   Section 1.12 "Existing Litigation"........................................3
   Section 1.13 "Extra Contractual Liabilities"..............................3
   Section 1.14 "Governmental Entity"........................................4
   Section 1.15 "Individually Underwritten Assumed Reinsurance
                 Transaction"................................................4
   Section 1.16 "Inter-Company Reinsurance Agreement"........................4
   Section 1.17 "Reinsurance Recoverables"...................................4
   Section 1.18 "Reinsured Liabilities"......................................4
   Section 1.19 "Reinsured Contracts"........................................4
   Section 1.20 "Unaffiliated Reinsurers"....................................5

ARTICLE II BASIS OF REINSURANCE..............................................5

   Section 2.1 Cession.......................................................5
   Section 2.2 Basis of Net Cession..........................................5
   Section 2.3 Effect of Reinsured Contracts.................................5

ARTICLE III PREMIUMS AND ALLOWANCES..........................................6

   Section 3.1 Cedent's Payment Obligations..................................6
   Section 3.2 Reinsurer's Payment Obligations...............................6
   Section 3.3 Reinsurance Administration....................................7

ARTICLE IV ACCOUNTING AND REINSURANCE SETTLEMENT.............................7

   Section 4.1 Delivery of Accounting and Settlement Reports.................7
   Section 4.2 Report of Allowances..........................................7
   Section 4.3 Payment of Amounts Indicated in Accounting and
                 Settlement Reports..........................................7
   Section 4.4 Offset........................................................8


                                       i
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ARTICLE V REINSURED CONTRACT ADMINISTRATION..................................8

   Section 5.1 Administrative Services.......................................8
   Section 5.2 Exclusive Authority...........................................8
   Section 5.3 Administration of Excluded Liabilities........................8

ARTICLE VI OVERSIGHTS, ERRORS AND OMISSIONS..................................9

   Section 6.1 Continuing Liability..........................................9

ARTICLE VI-A   ..............................................................9

   Section 6-A.1 Payment in the Event of Delinquency Proceedings.............9

ARTICLE VII INSOLVENCY......................................................10

   Section 7.1 Insolvency...................................................10
   Section 7.2 Notice of Pendency of Claim..................................10
   Section 7.3 Notice of Insolvency.........................................10

ARTICLE VIII DURATION AND TERMINATION.......................................10

   Section 8.1 Effective Date...............................................10
   Section 8.2 Termination..................................................11

ARTICLE IX CONSIDERATION....................................................11

   Section 9.1 Loss Reserve Portfolio Transfer..............................11
   Section 9.2 Unearned Premium Reserve Portfolio Transfer..................11
   Section 9.3 Ceding Commission............................................11

ARTICLE X DUTY OF COOPERATION...............................................12

   Section 10.1 Full Cooperation............................................12
   Section 10.2 Furnishing of Relevant Information..........................12

ARTICLE XI INDEMNIFICATION..................................................12

   Section 11.1 Indemnification by Reinsurer................................12
   Section 11.2 Indemnification by Cedent...................................12

ARTICLE XII REINSURANCE CREDIT..............................................12

   Section 12.1 Reinsurance Credit..........................................12
   Section 12.2 Notification................................................13

ARTICLE XIII ARBITRATION....................................................13

   Section 13.1 Arbitration.................................................13
   Section 13.2 Notice of Arbitration.......................................13
   Section 13.3 Arbitration Panel...........................................13
   Section 13.4 Submission of Briefs........................................14
   Section 13.5 Arbitration Board's Decision................................14


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   Section 13.6 Jurisdiction................................................14
   Section 13.7 Expenses....................................................14
   Section 13.8 Production of Documents and Witnesses.......................14
   Section 13.9 Relief Available............................................15
   Section 13.10 Consolidation..............................................15

ARTICLE XIV MISCELLANEOUS PROVISIONS........................................15

   Section 14.1 Amendment, Modification and Waiver..........................15
   Section 14.2 Entire Agreement............................................15
   Section 14.3 GOVERNING LAW...............................................16
   Section 14.4 Severability................................................16
   Section 14.5 Counterparts................................................16
   Section 14.6 Consent to Jurisdiction, Etc................................16
   Section 14.7 Third Party Beneficiaries...................................16
   Section 14.8 Binding; Assignment.........................................16
   Section 14.9 Specific Performance........................................17
   Section 14.10 Descriptive Headings.......................................17
   Section 14.11 Reasonableness.............................................17
   Section 14.12 Expenses...................................................17
   Section 14.13 Survival...................................................17
   Section 14.14 Notices....................................................17
   Section 14.15 Construction...............................................18

            THIS LOSS AND UNEARNED PREMIUM RESERVE PORTFOLIO REINSURANCE AGREEMENT (together with all Exhibits and Schedules hereto, the "Loss Portfolio Reinsurance Agreement") is made as of the Effective Date (as defined herein), by and between Reliance Insurance Company, a property and casualty insurance company organized under the laws of the State of Pennsylvania, Reliance Surety Company, a property and casualty insurance company organized under the laws of the State of Delaware, and Reliance National Insurance Company (Europe) Ltd., an insurance company organized under the laws of the United Kingdom (individually and collectively, the "Cedent"), and Travelers Casualty and Surety Company, a property and casualty insurance company organized under the laws of the State of Connecticut ("Reinsurer").

            WHEREAS, Cedent and Reinsurer have entered into an Asset Transfer Agreement, dated as of April 10, 2000 (the "Asset Transfer Agreement") pursuant to which Reinsurer will purchase Cedent's fidelity (including burglary), fiduciary liability and surety business on the terms and conditions set forth therein;

            WHEREAS, as part of such Asset Transfer Agreement, Cedent and Reinsurer have agreed to enter into this Loss Portfolio Reinsurance Agreement pursuant to which Cedent will cede, and Reinsurer will assume, on a 100% quota share basis, certain outstanding liabilities and obligations relating to Cedent's fidelity (including burglary), fiduciary liability and surety business written prior to the Effective Date;

            WHEREAS, Cedent and Reinsurer wish to transfer to the Reinsurer the net liability (net of reinsurance obtained from Unaffiliated Reinsurers and after any cession to RIC under any Inter-Company Reinsurance Agreement) relating to certain fidelity (including burglary), fiduciary liability and surety business pursuant to this Loss Portfolio Reinsurance Agreement.

            NOW, THEREFORE, for and in consideration of the premises and the promises and the mutual agreements hereinafter set forth and set forth in the Asset Transfer Agreement and Administrative Services Agreement (as defined below), the parties hereto, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

            Capitalized and uncapitalized terms used but not defined herein and which are defined in the Asset Transfer Agreement and/or the Administrative Services Agreement, shall have the meanings ascribed to them in the Asset Transfer Agreement and/or the Administrative Services Agreement, as the context requires. As used in this Loss Portfolio Reinsurance Agreement, the following terms shall have the meanings set forth herein:

            Section 1.1 "Administrative Services Agreement" means the Administrative Services Agreement effective as of the Effective Date hereof between Reinsurer and Cedent.

            Section 1.2 "Affiliates" shall have the meaning set forth in the Asset Transfer Agreement.

            Section 1.3 "Applicable Law" means any applicable order, law, regulation, rule, ordinance, order, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective businesses, properties or assets.

            Section 1.4 "Assumed Reinsurance" means (i) Assumed Reinsurance Transactions (as defined in Section 1.19), and (ii) Individually Underwritten Assumed Reinsurance Transactions (as defined in Section 1.19).

            Section 1.5 "Business" means the business of the Reliance Surety Profit Center relating to the Subject Contracts and the operations and activities of Seller Parties conducted by the Reliance Surety Profit Center or involved in the issuance, renewal and, except as contemplated by the Transition Services Agreement, administration of the Reinsured Contracts (as defined in this Loss Portfolio Reinsurance Agreement and the Quota Share Reinsurance Agreement), but excluding (i) the business, operations and activities of any other Reliance Profit Center including but not limited to the Reliance National Profit Center and the Reliance Profit Center and (ii) the issuance of any bonds or insurance policies issued through Environmental Consulting Services, Inc.

            Section 1.6 "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York or Connecticut are permitted or obligated by law to be closed for regular banking business.

            Section 1.7 "Closing" means the closing of the transactions contemplated by the Asset Transfer Agreement by and among Reliance Group Holdings, Inc., the Cedent and certain of the Company's Affiliates and Reinsurer, dated as of April 10, 2000.

            Section 1.8 "Contractholder(s)" means the owner(s) and designated indemnitee(s) of the Reinsured Contracts and includes any original cedent under Assumed Reinsurance that is a Reinsured Contract.

            Section 1.9 "Damages" means all costs, expenses, fines, penalties, losses, judgments, damages, Reinsured Liabilities and other amounts (including attorneys', actuaries', accountants' and experts' fees and settlement amounts) arising out of any suit, claim or proceeding.

            Section 1.10 "Effective Date" means [the Closing Date]

            Section 1.11 "Excluded Liabilities" means any liability or obligation of Cedent that arises under or as a result of the issuance of a Reinsured Contract for:

            (1) premium taxes, including any litigation or proceedings concerning premium taxes to the extent arising on account of premiums written by Cedent prior to the Effective Date to the extent based on assessments relating to periods prior to the Effective Date;

            (2) liability in connection with participation by Cedent, whether involuntary or voluntary, in any guaranty fund established or governed by any state or jurisdiction to the extent


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arising on account of premiums written by Cedent prior to the Effective Date to the extent based on assessments relating to periods prior to the Effective Date;

            (3) Extra Contractual Liabilities and any related attorneys' fees and other expenses incurred by Cedent to the extent caused by acts, errors or omissions by Cedent or any of its officers, employees, agents or representatives that occurred prior to the Effective Date;

            (4) claims incurred with respect to any Reinsured Contract after such contract was rescinded or voided (provided that such rescission or voiding occurred prior to the Effective Date);

            (5) escheat liabilities for checks issued prior to the Effective Date, except to the extent the proceeds of such checks are remitted to Reinsurer;

            (6) commissions, expense allowances and other fees and compensation payable to agents or other producers of Cedent with respect to premiums written prior to the Effective Date; provided, however, that the inclusion of any such amounts as Excluded Liabilities hereunder shall not diminish or affect the Reinsurer's obligations to satisfy such amounts as Assumed Liabilities under the Asset Transfer Agreement;

            (7) judgments, settlements, defense costs or any other fees, costs or expenses arising out of or relating to Existing Litigation;

            (8) any liability or obligation arising out of or relating to Cedent's failure to follow in all material respects any written recommendation made by the Administrator (as defined in the Administrative Services Agreement) pursuant to the Administrative Services Agreement unless by following such recommendation Cedent would not comply in all material respects with Applicable Law (as defined in the Asset Transfer Agreement) or the terms of the Reinsured Contracts, in which case all Reinsured Liabilities and obligations arising from changes necessary to conform the conduct contemplated by such recommendation in all material respects to Applicable Law and the terms of the Reinsured Contracts shall not be Excluded Liabilities; and

            (9) any liability of or expense allowance allocated to Cedent relating to bonds, policies or contracts of insurance or assumed reinsurance to the extent they are not Reinsured Contracts.

            (10) any losses and expenses arising out of Individually Underwritten Assumed Reinsurance Transactions, but only to the extent such reinsured loss and loss expense exceeds $2 million in the aggregate net of any Third Party Reinsurance.

            Section 1.12 "Existing Litigation" means any litigation or other proceeding not involving a claim under a Reinsured Contract to which Cedent is or becomes a party as of and after the Effective Date with respect to events, occurrences, acts or omissions prior to the Effective Date.

            Section 1.13 "Extra Contractual Liabilities" means all liabilities or obligations, other than those arising under the express terms of and within the express limits of


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the Reinsured Contracts, whether to Contractholders, Governmental Entities or any other Person, which liabilities and obligations shall include, without limitation, any liability for punitive, exemplary, special or any other form of extracontractual damages relating to the Reinsured Contracts which arises from any act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to
(i) the marketing, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments arising out of or relating to the Reinsured Contracts or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts.

            Section 1.14 "Governmental Entity" means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

            Section 1.15 "Individually Underwritten Assumed Reinsurance Transaction" shall have the meaning set forth in Section 1.19 of this Agreement.

            Section 1.16 "Inter-Company Reinsurance Agreement" means reinsurance agreements between Cedent and any of its Affiliates set forth on Schedule 1.16.

            Section 1.17 "Reinsurance Recoverables" shall mean all amounts when due under Third Party Reinsurance Contracts including all receivables, recoverables, returns, amounts in respect of profit sharing and all other sums to which Seller Insurer Party may be entitled under the Third Party Reinsurance Contracts except to the extent related to reinsurance recoverables for Excluded Liabilities.

            Section 1.18 "Reinsured Liabilities" means all liabilities and obligations, including without limitation any loss or allocated loss expense arising from the Reinsured Contracts and any right to purchase additional coverage, Extra Contractual Liabilities, allowances as described in Section 3.2 and obligations arising under legal or regulatory requirements, but excluding Excluded Liabilities, arising out of or relating to the Reinsured Contracts, net of any and all reinsurance procured from Unaffiliated Reinsurers.

            Section 1.19 "Reinsured Contracts" means (a) bonds, policies, and contracts of insurance classified as surety, fidelity, burglary or fiduciary liability underwritten by the Reliance Surety Profit Center which can be identified exclusively by the codes or policy prefixes of "B," "P," or "U" and
(b) Assumed Reinsurance Transactions set forth in Schedule 1.1(k) of the Asset Transfer Agreement, which reinsure bonds, policies and contracts of insurance classified as fidelity (including burglary), fiduciary liability or surety each of which has been identified exclusively by the codes or policy prefixes of "B," "P," or "U" ("Assumed Reinsurance Transactions"); and (c) individually underwritten assumed reinsurance transactions that have been underwritten by the Reliance Surety Profit Center, the effective dates of which are prior to January 1, 1995, but only to the extent such individually underwritten assumed reinsurance transactions reinsure (i) bonds, policies, and contracts of insurance classified as fidelity


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(including burglary), fiduciary liability or surety that have been individually underwritten by the Reliance Surety Profit Center, and (ii) can be exclusively identified by the codes or policy prefixes as "B," "P," or "U," ("Individually Underwritten Assumed Reinsurance Transactions"), in the case of each of (a), (b) and (c), regardless of which Seller Insurer Party issued the Reinsured Contract; provided, however, that in no event shall "Reinsured Contracts" include any business written by any other Reliance Profit Center including, but not limited to, the Reliance National Profit Center and the Reliance Profit Center; any coverages written by the Reliance Surety Profit Center or any other profit center of a Seller Party or its Affiliates for financial guaranty insurance (as defined in Section 6901 of the New York Insurance Law as in effect on the Effective Date, except that for purposes hereof, Section 6901(a)(1)(E) of the New York Insurance Law shall be deemed to read as follows: "other events which the Office of General Counsel of the New York Insurance Department has determined, in a written opinion issued prior to the Effective Date, are substantially similar to any of the foregoing"), general liability, workers compensation, directors and officers liability, employment practices liability, property or any other risks that are not classified as fidelity (including burglary), fiduciary liability or surety; any bond or insurance product provided through Environmental Consulting Services, Inc.; any and all obligations underwritten by the Reliance Surety Profit Center for any other Profit Center or Affiliate at the time written in which such other Profit Center or Affiliate is a Principal or Insured; provided, further, that in no event shall any surety, fidelity, fiduciary liability or burglary policy or contract of insurance, Assumed Reinsurance Transaction or Individually Underwritten Assumed Reinsurance Transaction issued with an effective date (new or renewal term) on and after the Effective Date constitute a Reinsured Contract under this Loss Portfolio Agreement. Notwithstanding any provision of this Agreement, in no event shall a Reinsured Contract that was rescinded or voided prior to the Effective Date be a Reinsured Contract.

            Section 1.20 "Unaffiliated Reinsurers" means reinsurers unaffiliated with the Cedent other than the Reinsurer under this Loss Portfolio Reinsurance Agreement.

                                   ARTICLE II

                              BASIS OF REINSURANCE
                              --------------------

            Section 2.1 Cession. As of the Effective Date, Cedent hereby cedes on an indemnity basis to Reinsurer, and Reinsurer hereby accepts and agrees to reinsure and indemnify Cedent for, one hundred percent (100%) of all Reinsured Liabilities.

            Section 2.2 Basis of Net Cession. The reinsurance provided by this Loss Portfolio Reinsurance Agreement applies after application of any inuring treaty or facultative reinsurance with Unaffiliated Reinsurers and after any cession to RIC under any Inter-Company Reinsurance Agreement, whether or not collectible.

            Section 2.3 Effect of Reinsured Contracts. Except as otherwise set forth in this Loss Portfolio Reinsurance Agreement or the Administrative Services Agreement, reinsurance provided under this Loss Portfolio Reinsurance Agreement shall be subject to the same clauses, terms, limits, conditions, endorsements, modifications, and waivers of or affecting the Reinsured

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Contracts, it being the intent of the parties that Reinsurer shall follow the fortunes and settlements made by or on behalf of the Cedent in all respects.

                                   ARTICLE III

                             PREMIUMS AND ALLOWANCES
                             -----------------------

            Section 3.1 Cedent's Payment Obligations. Cedent agrees to pay Reinsurer one hundred percent (100%) of the following amounts actually received by Cedent on or after the Effective Date:

            (a) premiums and other receivables to the extent they relate to the Reinsured Contracts except to the extent paid to Reinsurer on or before the Effective Date;

            (b) litigation recoveries from third parties to the extent they relate to Reinsured Contracts and Reinsured Liabilities;

            (c) premium tax and commission refunds relating to premiums written on or after the Effective Date;

            (d) repayments and settlements on advances on contracts; and

            (e) any and all Reinsurance Recoverables and other recoveries from third parties to the extent they relate to the Reinsured Liabilities and Reinsured Contracts except as provided for in Section 5.36 of the Asset Transfer Agreement; and

            (f) any and all amounts paid by Reinsurer relating to the Reinsured Contracts which are not Reinsured Liabilities.

            Section 3.2 Reinsurer's Payment Obligations. Reinsurer agrees to reimburse Cedent as ceding commission for the following:

            (a) any and all state and local premium taxes on premiums written on or after the Effective Date and relating to the Reinsured Contracts, and any and all guaranty fund or other assessments, incurred by Cedent with respect to premiums written or losses paid on or after the Effective Date and relating to the Reinsured Contracts and the Reinsured Liabilities for periods on or after the Effective Date. The amount of tax incurred by Cedent that is eligible for reimbursement hereunder shall be net of tax credits relating to the Reinsured Contracts, but no reduction shall be made for tax credits or other amounts allowed for guaranty fund assessments paid by Cedent with respect to premiums written prior to the Effective Date;

            (b) producer compensation to the extent based on premiums written on or after the Effective Date and arising from the Reinsured Contracts;

            (c) any premium received with respect to any Reinsured Contracts which was rescinded or voided prior to the Effective Date;

            (d) ceding commissions paid to a third party insurer not otherwise reimbursed under this section to the extent based on premiums written on or after the Effective Date and arising from the Reinsured Contracts;

            (e) any and all amounts actually paid by Cedent, other than by Administrator on Cedent's behalf under the Administrative Services Agreement, relating to the Reinsured Contracts which are Reinsured Liabilities; and

            (f) dividends actually paid to Contractholders by Cedent at the request of Reinsurer.

            Section 3.3 Reinsurance Administration.(a) Reinsurer shall pay all ceded premium or subrogation amounts due on and after the Effective Date to reinsurers under Third Party Reinsurance Contracts (excluding Inter-Company Reinsurance Agreements) covering the Reinsured Contracts and any Reinsured Liabilities.

            (b) Reinsurer shall have the authority to commute Third Party Reinsurance Contracts provided in the event of any such commutation, the Reinsurer hereby assumes pursuant to Section 2.1 hereof all rights and obligations with respect to such agreements, including, but not limited to, the obligation to pay all losses and expenses that would otherwise be ceded under such Third Party Reinsurance Contract.

            (c) Reinsurer shall have the responsibility and authority to take all steps reasonably necessary to administer the Third Party Reinsurance Contracts.

                                   ARTICLE IV

                      ACCOUNTING AND REINSURANCE SETTLEMENT
                      -------------------------------------

            Section 4.1 Delivery of Accounting and Settlement Reports. Within thirty (30) days following the end of each calendar month, Reinsurer shall provide Cedent with accounting and settlement reports (including underlying journal entries contemplated by the Administrative Services Agreement) in a format to be mutually agreed upon by the parties. Cedent shall have the right to change the format of the reports upon thirty (30) days' prior written notice to Reinsurer, provided, however, that the change shall involve no material additional cost to Reinsurer, except to the extent reasonably required by the Cedent to prepare, make or file necessary or required financial and statistical reports.

            Section 4.2 Report of Allowances. Within thirty(30) days following receipt of the report required to be provided to Cedent by Section 4.1 hereof, Cedent shall provide Reinsurer with a report of the allowances set forth in
Section 3.2 in a format to be mutually agreed upon by the parties.

            Section 4.3 Payment of Amounts Indicated in Accounting and Settlement Reports. Simultaneously with Reinsurer's delivery of the accounting and settlement reports required to be provided to Cedent by Reinsurer under
Section 4.1 hereof, Reinsurer shall pay any amounts due to Cedent indicated by such accounting and settlement reports. Reinsurer shall pay any allowances due to the Cedent shown on the report required to be provided to Reinsurer by

Cedent under Section 4.2 hereof on or before the thirtieth 30th Business Day following its receipt of such report. Cedent shall pay any amount due to Reinsurer on or before the thirtieth (30th) Business Day following its receipt of the accounting and settlement reports required to be provided to Cedent by Reinsurer under Section 4.1 hereof. Any late payment of an amount required by this Loss Portfolio Reinsurance Agreement to be paid or remitted by Cedent to Reinsurer or by Reinsurer to Cedent shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to the 90-Day Treasury Rate.

            Section 4.4 Offset. Any debts or credits incurred on and after the Effective Date in favor of or against either Cedent or Reinsurer with respect to this Loss Portfolio Reinsurance Agreement, the Quota Share Reinsurance Agreement and the Administrative Services Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

                                   ARTICLE V

                        REINSURED CONTRACT ADMINISTRATION
                        ---------------------------------

            Section 5.1 Administrative Services. The Reinsured Contracts and the Reinsured Liabilities shall be administered by the Reinsurer pursuant to the terms and conditions of the Administrative Services Agreement.

            Section 5.2 Exclusive Authority(a). (a) Subject to the terms and conditions set forth herein and in the Administrative Services Agreement, Cedent agrees that, on and after the Effective Date, Reinsurer shall have the exclusive authority to revise and amend Reinsured Contracts in force and to file new forms and rates in Cedent's name with Governmental Entities for Reinsured Contracts.

            (b) In administering the Reinsured Contracts and the Reinsured Liabilities, Reinsurer shall conduct itself in accordance with the terms and conditions of the Administrative Services Agreement.

            Section 5.3 Administration of Excluded Liabilities(a) .(a) Cedent shall retain liability and administrative responsibility for all Excluded Liabilities. Cedent shall reimburse Reinsurer for all reasonable out-of-pocket costs and expenses incurred by Reinsurer in connection with the administration of Excluded Liabilities.

            (b) With respect to any claims (including claims for reinsurance recoveries) presented in which both Reinsured Liabilities and Excluded Liabilities are alleged and where the predominant claim activities and costs relate to Excluded liabilities, Reinsurer shall notify Cedent and Cedent will either assume the administration of such claim activities or fund the out-of-pocket costs and expense of such claim activities to the extent they relate to Excluded Liabilities.

            (c) In the event claims(including claims for Reinsurance Recoveries) are presented in connection with Reinsured Contracts, and it is in question whether a Reinsured Liability or an Excluded Liability is at issue, Reinsurer shall defend or prosecute such claim and

Cedent and Reinsurer shall resolve the responsibility for any amount of loss, allocated loss expense or other costs and expenses pursuant to the provisions of this Loss Portfolio Reinsurance Agreement. In the event that, during the course of a claim, it becomes clear that the claim is an Excluded Liability, Reinsurer shall notify Cedent and Cedent will either assume the administration of such claim or fund the out-of-pocket costs and expenses of such claim activities to the extent they relate to Excluded Liabilities.

            (d) In the event that a claim (including claims for reinsurance recoveries) presented in connection with a Reinsured Contract is not a Reinsured Liability or is an Excluded Liability, Cedent shall have the sole responsibility to defend or prosecute such claim.

            (e) With respect to those matters described in (b),(c) and (d) of this Section 5.3 the party administering the claim shall be provided the full cooperation of the other party and shall be responsible for reimbursing such other party for any out-of-pocket costs and expenses incurred by such party in providing such cooperation.

                                   ARTICLE VI

                        OVERSIGHTS, ERRORS AND OMISSIONS
                        --------------------------------

Section 6.1 Continuing Liability. Inadvertent delays, errors or omissions made in connection with this Loss Portfolio Reinsurance Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is sought to be rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

                                  ARTICLE VI-A

                             DELINQUENCY PROCEEDINGS
                             -----------------------

            Section 6-A.1 Payment in the Event of Delinquency Proceedings(a) .
(a) Notwithstanding any other provision of this Loss Portfolio Reinsurance Agreement to the contrary, (i) in the event that a delinquency proceeding (as such term is defined in 40 P.S. ss.221.3 of Pennsylvania's Insurance Laws with respect to Reliance Insurance Company, or ss.5901 of Delaware's Insurance Laws with respect to Reliance Surety Company; or, with respect to RNIC Europe, as such term or the equivalent term is defined under the Applicable Law of England and Wales) is initiated against the Cedent, the Reinsurer shall pay any amounts otherwise due to the Cedent hereunder (including, but not limited to, amounts due under Article II and Section 3.3(b) hereof) to, or on behalf of, any named insureds under the Reinsured Contracts, a list of which has been provided in electronic format by the Cedent to the Reinsurer (as such list may be updated from time to time), claimants or obligees in accordance with the terms and conditions of the Reinsured Contracts; and (ii) any such payments shall discharge the Reinsurer's obligations to the Cedent for such payments under this Loss Portfolio Reinsurance Agreement.

            (b) Liquidation Proceedings. In the event the Cedent is placed in liquidation, Reinsurer shall (i) issue assumption certificates to the named insureds or reinsureds (including principals, as applicable) of any Reinsured Contracts which are in force (namely, those Reinsured Contracts whose contract term has not expired or been terminated) on the date such order of liquidation is issued pursuant to which the Reinsurer will assume all of the obligations arising under such in-force Reinsured Contracts, (ii) assume the responsibility, if necessary, for complying with any relevant state assumption reinsurance requirements and (iii) issue notifications to claimants under all other Reinsured Contracts that, until further notice, all claims under such Reinsured Contracts shall continue to be presented to the Reinsurer, in its capacity as Administrator, under the Administrative Services Agreement.

                                  ARTICLE VII

                                   INSOLVENCY
                                   ----------

            Section 7.1 Insolvency. In the event of the insolvency of Cedent, all reinsurance under this Loss Portfolio Reinsurance Agreement shall be payable by Reinsurer on the basis of the liability of Cedent under the Reinsured Contracts without diminution because of the insolvency of Cedent. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Cedent, except as provided in Article VI-A hereunder, all amounts payable by Reinsurer hereunder to Cedent shall be payable directly to Cedent or to such conservator, liquidator or statutory successor.

            Section 7.2 Notice of Pendency of Claim. It is understood, however, that in the event of the insolvency of Cedent the liquidator or receiver or statutory successor of Cedent shall give written notice to Reinsurer of the pendency of a claim against Cedent on the Reinsured Contracts reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim. Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Cedent or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedent as a result of the defense undertaken by Reinsurer.

            Section 7.3 Notice of Insolvency. If either Cedent or Reinsurer becomes insolvent, such party shall notify the other party of the insolvency within five (5) Business Days thereof.

                                  ARTICLE VIII

                            DURATION AND TERMINATION
                            ------------------------

            Section 8.1 Effective Date. This Loss Portfolio Reinsurance Agreement shall commence on the Effective Date. This Loss Portfolio Reinsurance Agreement shall remain in effect until all Reinsured Liabilities have been finally settled or expired, unless earlier terminated according to the provisions of Section 8.2.

            Section 8.2 Termination(a) . (a) This Loss Portfolio Reinsurance Agreement may be terminated by a writing stating the effective date of termination:

            (i) by mutual written agreement of the parties at the time specified in such written agreement;

            (ii) at the option of Cedent upon the issuance of an order of liquidation or rehabilitation against Reinsurer; provided, however, that in the event an order of liquidation or rehabilitation is issued against Reinsurer, before Cedent may terminate this Loss Portfolio Reinsurance Agreement, Reinsurer shall have an opportunity to contest or appeal such order for a period of sixty (60) days from the date of issuance;

            (b) In the event that this Loss Portfolio Reinsurance Agreement is terminated under Section 8.2(a)(ii), Reinsurer shall return or cause to be returned, within twenty (20) days by wire transfer of immediately available funds to an account designated by Cedent in writing, all Reinsured Liabilities, evaluated as of the effective date of termination and assets (including Reinsurance Recoverables) equal to those Reinsured Liabilities, less any amounts actually allowed to Cedent by Reinsurer as a ceding commission on that portion of the Reinsured Liabilities being returned as unearned premium reserve, and upon payment of such, Reinsurer shall be released of all liability for its Reinsured Liabilities under this Agreement. In such event, Reinsurer shall also assign or cause to be assigned back to Cedent any Reinsurance Recoverables not yet collected as of the date of termination hereof.

                                   ARTICLE IX

                                  CONSIDERATION
                                  -------------

            Section 9.1 Loss Reserve Portfolio Transfer. For the liabilities associated with losses incurred with a date of loss prior to the Effective Date, Cedent agrees to pay as consideration to Reinsurer, an amount equal to the Loss Reserves shown on the SAP Final Financial Statement (which amount was $92,979,000 on the SAP Opening Financial Statement). The payment of this consideration is included and will be made under the terms of the Asset Transfer Agreement.

            Section 9.2 Unearned Premium Reserve Portfolio Transfer. For the liabilities associated with the unearned portion of premium for policies written prior to the Effective Date, Cedent agrees to pay premium to the Reinsurer in an amount equal to the unearned premium reserve shown on the SAP Final Financial Statement (which amount was $134,438,000 on the SAP Opening Financial Statement). The payment of this consideration is included in and will be made under the terms of the Asset Transfer Agreement.

            Section 9.3 Ceding Commission. Reinsurer agrees to pay RIC on the Effective Date $53 million as a ceding commission ("Ceding Commission"). The payment of the Ceding Commission is included in and will be made under the terms of the Asset Transfer Agreement.

                                   ARTICLE X

                               DUTY OF COOPERATION
                               -------------------

            Section 10.1 Full Cooperation. The parties hereto shall cooperate in a commercially reasonable manner in order to accomplish the objectives of this Loss Portfolio Reinsurance Agreement including, without limitation, making available to each other their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documentation as may be reasonably requested by the other party from time to time.

            Section 10.2 Furnishing of Relevant Information. Upon request, each party hereto shall furnish to the other relevant information concerning the Reinsured Contracts and Reinsured Liabilities, including but not limited to studies used in the determination of Reserves (as such term is defined in the Asset Transfer Agreement), and each shall have the right to review and copy the books and records of the other concerning such Reinsured Contracts and Reinsured Liabilities upon reasonable notice, during normal business hours and at the requesting parties own cost and expense.

                                   ARTICLE XI

                                 INDEMNIFICATION
                                 ---------------

            Section 11.1 Indemnification by Reinsurer. Reinsurer hereby indemnifies Cedent and its Affiliates and its and their respective officers, directors, employees, agents and representatives against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to (i) Reinsured Liabilities (ii) any breach or nonfulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of the terms or conditions of, or any duties or obligations under, this Loss Portfolio Reinsurance Agreement, and (iii) any enforcement of this indemnity.

            Section 11.2 Indemnification by Cedent. Cedent hereby indemnifies Reinsurer and its Affiliates and its and their respective officers, directors, employees, agents and representatives against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to (i) Excluded Liabilities, (ii) any breach or nonfulfillment by Cedent of, or any failure by Cedent to perform, any of the terms or conditions of, or any duties or obligations under, this Loss Portfolio Reinsurance Agreement, and (iii) any enforcement of this indemnity.

                                  ARTICLE XII

                               REINSURANCE CREDIT
                               ------------------

            Section 12.1 Reinsurance Credit. Notwithstanding any other provision of this Loss Portfolio Reinsurance Agreement to the contrary, if Reinsurer becomes unauthorized or otherwise unaccredited in any State, the District of Columbia, Canada or any other jurisdiction where authorization or accreditation is required by insurance regulatory authorities in order for

Cedent to obtain full credit on its statutory quarterly and annual statements filed with such jurisdiction for the reinsurance being provided under this Loss Portfolio Reinsurance Agreement, Reinsurer, upon the request of Cedent, will immediately establish, at its sole cost and option, any escrow accounts, trust accounts for the benefit of Cedent, letters of credit, methods for premium withholding by Cedent or similar funds or a combination thereof in an amount necessary to permit Cedent to obtain full credit for such reinsurance in such jurisdiction.

            Section 12.2 Notification. Reinsurer shall notify Cedent within ten
(10) Business Days of any loss of license or authorization or other change or condition that may affect the ability of Cedent to obtain full credit for the reinsurance being provided under this Loss Portfolio Reinsurance Agreement.

                                  ARTICLE XIII

                                   ARBITRATION
                                   -----------

            Section 13.1 Arbitration. As a condition precedent to any cause of action, any and all disputes between Cedent and Reinsurer arising out of, relating to, or concerning this Loss Portfolio Reinsurance Agreement, whether sounding in contract or tort and whether arising during or after termination of this Loss Portfolio Reinsurance Agreement, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire ("Board") meeting at a site in New York, New York. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

            Section 13.2 Notice of Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant's notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

            Section 13.3 Arbitration Panel. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or former executive officers of property-casualty insurance companies, reinsurance companies, or Lloyd's Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance and reinsurance. Cedent and Reinsurer shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant's written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two
(2) arbitrators shall request the American Arbitration Association ("AAA") to appoint an umpire for the arbitration with the qualifications set forth in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications.

The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

            Section 13.4 Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

            Section 13.5 Arbitration Board's Decision. The Board shall make a decision and award with regard to the terms of this Loss Portfolio Reinsurance Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board's decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.

            Section 13.6 Jurisdiction. Either party may apply to the United States District Court for the Southern District of New York for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party.

            Section 13.7 Expenses. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.

            Section 13.8 Production of Documents and Witnesses. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions.

            Section 13.9 Relief Available. Nothing herein shall be construed to prevent any participating party from applying to the United States District Court for the Southern District of New York to issue a restraining order or other equitable relief to maintain the "status quo" of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

            Section 13.10 Consolidation. In the event that there is a dispute that arises between the Cedent and Reinsurer which implicates the provisions of this Loss Portfolio Reinsurance Agreement and the related Administrative Services Agreement, Cedent and Reinsurer hereby agree to consolidate any such dispute under such agreements in a single arbitration proceeding.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS
                            ------------------------

            Section 14.1 Amendment, Modification and Waiver. This Loss Portfolio Reinsurance Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            Section 14.2 Entire Agreement. This Loss Portfolio Reinsurance Agreement (together with the exhibits hereto and the other agreements, documents and instruments delivered in connection herewith) the Asset Transfer Agreement, the Administrative Services Agreement and the other Ancillary Agreements (as defined in the Asset Transfer Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

            Section 14.3 GOVERNING LAW. THIS LOSS PORTFOLIO REINSURANCE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            Section 14.4 Severability. Any term or provision of this Loss Portfolio Reinsurance Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Loss Portfolio Reinsurance Agreement or affecting the validity or enforce ability of any of the terms or provisions of this Loss Portfolio Reinsurance Agreement in any other jurisdiction. If any provision of this Loss Portfolio Reinsurance Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

            Section 14.5 Counterparts. This Loss Portfolio Reinsurance Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 14.6 Consent to Jurisdiction, Etc. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of The United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court in the borough of Manhattan for the purposes of enforcing this Agreement and the Ancillary Agreements. The parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Commercial Division of the Supreme Court. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

            Section 14.7 Third Party Beneficiaries. Nothing in this Loss Portfolio Reinsurance Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Loss Portfolio Reinsurance Agreement.

            Section 14.8 Binding; Assignment. This Loss Portfolio Reinsurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. Neither this Loss Portfolio Reinsurance Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Loss Portfolio Reinsurance Agreement, in whole or in part, to any other person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the parties hereto.

            Section 14.9 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Loss Portfolio Reinsurance Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Loss Portfolio Reinsurance Agreement without the necessity of posting a bond or other form of security pending the outcome of any arbitration. In the event that any action should be brought in equity to enforce any of the provisions of this Loss Portfolio Reinsurance Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

            Section 14.10 Descriptive Headings. The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Loss Portfolio Reinsurance Agreement.

            Section 14.11 Reasonableness. Each of the parties will act reasonably and in good faith on all matters within the terms of this Loss Portfolio Reinsurance Agreement.

            Section 14.12 Expenses. Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this Loss Portfolio Reinsurance Agreement shall be paid by the party incurring such cost or expense.

            Section 14.13 Survival. The provisions of Articles XI, XIII and XIV hereof shall survive the termination of this Loss Portfolio Reinsurance Agreement.

            Section 14.14 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Loss Portfolio Reinsurance Agreement as follows:

                  If to Cedent:

                           Reliance Insurance Company
                           Three Parkway
                           Philadelphia, Pennsylvania 19102
                           Attn:  General Counsel
                           Telecopy No.: (215) 864-1544

                  With a copy to (which shall not constitute notice to Cedent for purposes of this Section 14.14):

                           Reliance Group Holdings
                           Park Avenue Plaza

                           55 East 52nd Street, 29th Floor
                           New York, NY 10055
                           Attn: General Counsel and
                                 Corporate Secretary
                           Telecopy No.: (212) 909-1864

                           and

                           Jonathan L. Freedman, Esq.
                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, NY 10019
                           Telecopy No.: (212) 259-6333

                  If to Reinsurer:

                           James M. Michener, Esq.
                           Senior Vice President and General Counsel
                           Travelers Property Casualty Corp.
                           One Tower Square 8GS
                           Hartford, CT 06183
                           Telephone No.: 860-277-6127
                           Telecopy No.: 860-277-8967

                  With a copy to (which shall not constitute notice to Reinsurer for purposes of this Section 14.14):

                           Robert J. Sullivan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone No.:  212-735-2930
                           Telecopy No.:  212-735-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 14.14 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

            Section 14.15 Construction. (a) This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Loss Portfolio Transfer Agreement, there shall be no presumptions that this Loss Portfolio Transfer Agreement was prepared by any one party or that this Loss Portfolio Transfer Agreement shall be construed in favor of or against any one party.

            (b) Notwithstanding any provision hereof to the contrary, the provisions of this Loss Portfolio Reinsurance Agreement shall not apply to the extent that the reinsurance provided hereunder would breach any net retention or similar clause under a third party reinsurance agreement relating to any Reinsured Liabilities.

            IN WITNESS WHEREOF, Cedent and Reinsurer have caused their names to be subscribed by their respective authorized officers.

                                    Reliance Insurance Company

                                    By:  /s/ Stewart J. Gerson
                                         ------------------------------
                                         Name:  Stewart J. Gerson
                                         Title: Senior Vice President &
                                                Chief Financial Officer

                                    Reliance Surety Company

                                    By:  /s/ Stewart J. Gerson
                                         -------------------------------
                                         Name:  Stewart J. Gerson
                                         Title: Senior Vice President &
                                                Chief Financial Officer


                                    Reliance National Insurance Company
                                    (Europe) Ltd.

                                    By:  /s/ Joseph A. Graziano
                                         ------------------------
                                         Name:  Joseph A. Graziano
                                         Title: Chairman



                                    Travelers Casualty and Surety Company

                                    By:  /s/ William P. Hannon
                                         ------------------------------
                                         Name:  William P. Hannon
                                         Title: Executive Vice President &
                                                Chief Financial Officer



                                       20